Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

August 4, 2005

Board of Directors

PAETEC Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

We are acting as special counsel to PAETEC Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 14,375,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). Of such shares, up to approximately 12,100,449 shares of the Common Stock (the “Primary Shares”) have been registered for sale by the Company and up to approximately 2,274,551 shares of the Common Stock (the “Secondary Shares”) have been registered for sale by the stockholders of the Company identified in the registration statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on July 26, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The form of Certificate of Amendment to Restated Certificate of Incorporation of the Company, as amended, to become effective before the issuance of the Primary Shares, as certified by the Secretary of the Company on the date hereof as being complete and accurate (the “Certificate of Amendment”).

4.	The original Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 26, 2005 and by the Secretary of the Company on the date hereof as having become effective on May 19, 1998.

Board of Directors

PAETEC Corp.

August 4, 2005

5.	Each amendment to the original Certificate of Incorporation of the Company prior to February 4, 2000, as certified by the Secretary of State of the State of Delaware on July 26, 2005 and by the Secretary of the Company on the date hereof.

6.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	The bylaws of the Company as in effect from time to time prior to February 4, 2000, as certified by the Secretary of the Company on the date hereof as being in effect at such times.

8.	The proposed form of Purchase Agreement among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., filed as Exhibit 1.1 to the Registration Statement (the “Purchase Agreement”).

9.	Resolutions of the Board of Directors of the Company adopted at meetings held on April 19, 2005, July 6, 2005 and July 8, 2005 and by written consent effective July 26, 2005, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Primary Shares and arrangements in connection therewith.

10.	Resolutions of the Board of Directors of the Company proposed for adoption at a meeting to be held on the date on which the Registration Statement is declared effective by the Securities and Exchange Commission relating to the approval of the execution, delivery and performance of the Purchase Agreement, including approval of final pricing terms, and related customary matters (the “Pricing Resolutions”).

11.	Certain resolutions of the Board of Directors of the Company relating to the issuance of the Secondary Shares and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

12.	Certain resolutions of the stockholders of the Company relating to the issuance of the Secondary Shares, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors

PAETEC Corp.

August 4, 2005

13.	A copy of the PAETEC Corp. 1998 Incentive Compensation Plan, as amended from time to time, as certified by the Secretary of the Company on the date hereof as being in effect at such times.

14.	Executed copies of certain agreements and instruments and copies of certain other instruments and documents relating to the issuance of the Secondary Shares.

15.	A certificate of the Secretary of the Company with respect to certain matters relating to the subject matter of this opinion letter.

16.	A certificate of the Executive Vice President and General Counsel of the Company with respect to certain matters relating to the subject matter of this opinion letter.

17.	A certificate of certain members of the Board of Directors of the Company from time to time with respect to certain matters relating to the subject matter of this opinion letter.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following the (i) adoption of the Pricing Resolutions by the Board of Directors, (ii) execution and delivery by the Company of the Purchase Agreement, (iii) effectiveness of the Registration Statement, (iv) filing and effectiveness of the Certificate of Amendment under the Delaware General Corporation Law, as amended, (v) issuance of the Primary Shares pursuant to the terms of the Purchase Agreement, and (vi) receipt by the Company of the consideration for the Primary Shares specified in the resolutions of the Board of Directors, the Primary Shares will be validly issued, fully paid, and nonassessable, and (b) the Secondary Shares have been duly authorized and, assuming receipt by the Company of the consideration for the Secondary Shares specified in the resolutions of the Board of Directors, are validly issued, fully paid and nonassessable.

Board of Directors

PAETEC Corp.

August 4, 2005

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.